Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zion Oil & Gas, Inc.

We consent to the use of our report dated March 30, 2009, with respect to the balance sheets of Zion Oil & Gas, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended and for the period from April 6, 2000 (inception) to December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.   Our report dated March 30 2009 contains an explanatory paragraph that states that Zion Oil & Gas Inc. is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member of KPMG International

Tel Aviv Israel
March 30, 2009